UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2013

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

As part of AOL Inc.’s (the “Company”) continuing effort to reduce its expenses and invest in areas of strategic focus, on August 15, 2013, the Company approved a restructuring plan for the Company’s Patch operations. As a result of the Patch restructuring plan and other efforts to align the Company’s organizational structure with its strategy, the Company currently expects to incur cash restructuring charges of between $14 million to $18 million in the remainder of 2013. The Patch restructuring plan and other Company restructuring actions are currently expected to include the reduction of approximately ten percent of the Company’s employee base, the substantial majority of which are at Patch. The Company currently expects the net impact of its expense reduction, while reinvesting for future growth in areas of strategic focus, to increase adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) of the Company by at least $30 million, thereby increasing the Company’s current estimate of Adjusted OIBDA in 2013 to approximately $465 million. In addition, as a result of the approval of the Patch restructuring plan, the Company will be required to test the goodwill of the Patch reporting unit for impairment in the third quarter. If the estimated fair value of the Patch reporting unit is less than its carrying amount, then all or a portion of the $17.5 million of goodwill assigned to the Patch reporting unit may be impaired.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ Karen Dykstra
Name:	Karen Dykstra
Title:	Executive Vice President and Chief Financial Officer

Date: August 16, 2013

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